     Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 142
dated November 27, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – December 21, 2006

Protected Buy-Write Securities due December 23, 2011
Based on the Performance of the 2006-4 Dynamic Reference Index

Issue Price	:	$10 per Security

Principal Amount	:	$10

Aggregate Principal Amount	:	$131,500,000

Reference Index Initial Value	:	97

Threshold Value	:	100

Reference Index Components	:	Initial Allocations	Underlying Index
Equity Component	:	96%	S&P 500® Index
Zero-Coupon Bond Component	:	4%
Leverage Component	:	0%

Coupon Payments	:	Variable (and may be zero), as determined by the Calculation Agent.

Coupon Payment Dates	:

The third Business Day following the Monthly Income Determination Date in respect of each Monthly Coupon Payment Period; provided that the first Coupon Payment Date is January 24, 2007 and the last Coupon Payment Date is December 23, 2011.

Monthly Income Determination Dates Determination Date	: :	The third Friday of each month, beginning January 19, 2007, and the Determination Date. December 16, 2011, subject to adjustment by the Calculation Agent.

Trade Date Settlement Date Listing CUSIP Agent	: : : : :	December 21, 2006 December 29, 2006 None 61748A221 Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Standard & Poor’s®”, “S&P®”, and “S&P 500® Index” are trademarks of The McGraw-Hill Companies, Inc and have been licensed for use by Morgan Stanley.

The Securities are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Securities.

Preliminary Pricing Supplement No. 142 dated November 27, 2006
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006